                                              Redacted pursuant to a request for
                                       confidential treatment filed with the SEC









              LICENSING, CONTRACT MANUFACTURING & SUPPLY AGREEMENT

                                     between

                              SCHERING CORPORATION

                                       and

                            IMPAX LABORATORIES, INC.

              LICENSING, CONTRACT MANUFACTURING & SUPPLY AGREEMENT
              ----------------------------------------------------

         THIS AGREEMENT, effective as of the last date of signature appearing below (the "Effective Date"), is entered into by and between Schering Corporation, a corporation organized under the laws of New Jersey, with its principal office at 2000 Galloping Hill Road, Kenilworth, New Jersey 07033 (hereafter called "Schering"), and Impax Laboratories, Inc., a corporation organized under the laws of Delaware, with its principal offices at 30831 Huntwood Avenue, Hayward, California 94550 (hereafter called "Impax").

                                     PURPOSE
                                     -------

         WHEREAS, Impax desires to manufacture and supply to Schering, and Schering desires to purchase from Impax, Schering's orders of the Product for sale in the Territory (as hereinafter defined).

         NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS
                                   -----------

         In this Agreement, and in the exhibits to this Agreement the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

         1.1. The term "Active Pharmaceutical Ingredient" shall mean loratadine and/or pseudoephedrine sulfate in bulk form conforming to the Active Pharmaceutical Ingredient Specifications.

         1.2. The term "Active Pharmaceutical Ingredient Specifications" shall mean the specifications and quality control testing procedures for the Active Pharmaceutical Ingredient set forth in Exhibit 1.2 hereto which conforms to the ANDA for the Product, as amended from time to time by the mutual agreement of the parties hereto.

         1.3. The term "Affiliate" shall mean any individual or entity directly or indirectly controlling, controlled by or under common control with, a party to this Agreement. For purposes of this Agreement, the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an entity, or the right to receive over fifty percent (50%) of the profits or earnings of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

         1.4. The term "Agreement" shall mean this agreement and any and all exhibits, appendices and other addenda attached hereto, including as they may be modified from time to time in accordance with the provisions of this Agreement.

         1.5. The term "Approved Facilities" shall mean that facilities of Impax located at Buildings No. 1 and No. 2, 30831 Huntwood Avenue, Haywood, California 94545 and its facility located at 3735 Castor Avenue, Philadelphia, PA 19124 and referenced in the Health Registrations as an approved site for the Manufacture of the Product, including without limitation all of the equipment, machinery and facilities of Impax at such location that are used in the Manufacturing, testing, stability oversight, and storage of Product.

         1.6. The term "ANDA" shall mean an abbreviated new drug application filed with the FDA seeking approval to market and sell a generic prescription or OTC pharmaceutical product in the Territory and any supplements and amendments, and any such approvals granted by the FDA based upon such application.

         1.7. The term "CMC" shall mean the chemistry, manufacturing, and controls section(s) and data in the Health Registrations that cover the chemical composition of the Product and its components and the control and Manufacturing process for the Product, as amended or supplemented from time to time.

         1.8. "Commercially Reasonable Efforts" means efforts and resources normally used by a party for a compound or product owned by it or to which it has rights, which is of similar market potential at a similar stage in its product life, taking into account the competitiveness of the marketplace, the proprietary position of the compound or product, the regulatory structure involved, the profitability of the applicable products, and other relevant factors. It is anticipated that the level of efforts and resources may change at different times during the product life cycle of a compound or product.

         1.9. The term "Cure Price" shall mean the out-of-pocket cost to Schering for the Product Manufactured by Schering, an Affiliate of its or a Third Party, due to a Supply Failure, failure in Product quality or other failure to comply with the Product Specifications, which Cure Price shall not exceed 125% of the Price set forth on Exhibit 1.29.

         1.10. The term "FCA" shall mean Free Carrier as that term is used in Incoterms 2000 and as further set forth in Section 5.2 hereof.

         1.11. The term "FDA" shall mean the United States Food and Drug Administration, or any successor entity having jurisdiction over the transactions contemplated by this Agreement.

         1.12. The term "FDCA" shall mean the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss.ss.301-397, as amended.

         1.13. The term "Force Majeure" shall mean any cause beyond the reasonable control of any non-performing party, including without limitation, strikes, lockouts, inability to procure labor or material, fuels shortages, fires, explosions, earthquakes, riots, interference by civil or military authorities, terrorism, outbreak of war or insurgence, acts of war (declared or undeclared), sabotage, embargo, a national health emergency, or compliance with any order or regulation of any government entity acting with color of right.

         1.14. The term "cGMPs" shall mean current good manufacturing practices for the methods to be used in, and the facilities and controls to be used for, the manufacture, testing, stability oversight, processing, packing and holding of drugs, as set forth in all applicable laws, rules and regulations in the Territory or as may otherwise be established by the FDA, including all amendments and supplements thereto, during the term of this Agreement.

         1.15. The term "Health Registrations" shall mean the technical, medical and scientific licenses, registrations, authorizations and/or approvals of the Product (including the prerequisite manufacturing approvals or authorizations, marketing authorization based upon such approvals and pricing, Third Party reimbursement and labeling approvals related thereto) that are required by any national, regional, state or local regulatory agency, department, bureau or other governmental entity in the Territory, for the Manufacture, distribution, use or sale of Product in the Territory, as amended or supplemented from time to time, including, without limitation, an ANDA or NDA, for the Product, as amended or supplemented from time to time.

         1.16. The term "Impax Know-How" shall mean the formulation for the Product, Impax's technology related to slow release and/or sustained release tablet dosage forms, Impax's ANDA for the Product (including the CMC portions thereof), and all other data, information, instructions, processes, procedures, assays and methods related to the Manufacture and/or testing of the Product which are owned or controlled by Impax as of the Effective Date.

         1.17. The term "Initial Term" shall mean the period of time beginning on the Effective Date and ending three (3) years after the date of the first purchase of Product by Schering from Impax for sale in the Territory following receipt of Health Registration for the Product in the Territory.

         1.18. The term "Intellectual Property" shall mean any patents, patent applications, trademarks, trademark applications, trade names, copyrights, trade secret rights, technology and all other intellectual property rights owned or controlled by a party that are related to the Product or the Manufacture or use thereof. With respect to Impax, Intellectual Property shall include, without limitation, the Impax Know-How and Impax's rights to any Inventions.

         1.19. The term "Inventions" shall mean any inventions, discoveries, or innovations, whether patentable or not, relating to or arising out of the use of the Impax Know-How in connection with the development and/or Manufacture of the Product by Impax.

         1.20. The term "Laws" shall mean all applicable federal, state or local statutes or laws, as well as all rules and regulations promulgated thereunder, by any Regulatory Authorities in the Territory, unless context requires otherwise. Any reference to a particular law or regulation will be interpreted to include any revision of or successor to such statute, law, rule or regulation regardless of how it is numbered or classified.

         1.21. The term "Loss" shall mean claims, liabilities, costs, damages, losses, judgments for damages, or expenses (including reasonable attorneys' fees).

         1.22. The term "Manufacture" "Manufactured" or "Manufacturing" shall mean all activities involved in the manufacture, packaging, handling, storage and testing of the Product in accordance with and pursuant to the terms of this Agreement.

         1.23. The term "NDA" shall mean a new drug application filed with the FDA seeking approval to market and sell a new prescription or OTC pharmaceutical product in the Territory, and any such approvals granted by the FDA based upon such application.

         1.24 The term "Orders" shall mean all quantities of the Product that shall be ordered by Schering for the Territory for research and development (including without limitation clinical trial materials), and for distribution, marketing (including samples), and sale of the Product in the Territory.

         1.25. The term "Packaging Components" shall mean all materials and components used or incorporated in the final (primary and secondary) packaging of the Product for distribution and sale in the Territory.

         1.26. The term "Product" shall mean a product containing the Active Pharmaceutical Ingredients in a twelve hour extended release tablet which is Manufactured in accordance with this Agreement and conforming to the Product Specifications as marketed as a product not requiring a prescription by a medical doctor or other health professional by Schering in the Territory.

         1.27. The term "Product Specifications" shall mean the specifications and quality control testing procedures for the Product and as more fully set forth in Exhibit 1.27 hereto, as amended from time to time in accordance with the terms of this Agreement and consistent with the ANDA covering the Product.

         1.28. The term "Proprietary Information" shall mean any scientific, technical, clinical, regulatory, marketing, financial or commercial information or data relating to the Product or the Manufacture or use thereof, that is disclosed by one Party to the other Party pursuant to this Agreement, or that is developed by a Party in the performance of its obligations under this Agreement.

         1.29. The term "Price" shall mean the price as set forth on Exhibit
1.29 hereto for the Initial Term. After the Initial Term, the Price shall be determined as set forth in Section 6.1 hereof.

         1.30. The term "Raw Materials" shall mean all raw materials, components, excipients, and Packaging Components, other than Active Pharmaceutical Ingredient, useful or necessary for the Manufacture of Product in accordance with this Agreement.

         1.31. The term "Regulatory Authority" shall mean the applicable government regulatory authority in the Territory involved in granting the Health Registrations for the Product.

         1.32. The term "Supply Failure" shall mean Impax's inability on more than two occasions during the Initial Term or on more than two occasions during any renewal period of this Agreement or any period subsequent to such failures to Manufacture enough Product pursuant to the forecasts referred to in Section
3.3 to deliver no later than the delivery date set forth in the purchase order at least seventy-five percent (75%) of the Product ordered by Schering for one calendar month.

         1.33. The term "Territory" shall mean the United States, and its commonwealths, territories and possessions.

         1.34. The term "Third Party" shall mean any individual, corporation, trust, association, estate, partnership, joint venture, limited liability company, governmental entity or other legal entity other than Impax, Schering or their respective Affiliates.


                                   ARTICLE II
                                   LICENSE FEE
                                   -----------

         2.1 License Fee. (a) In consideration of the initial fee and milestone payment set forth in this Section 2.1, Impax grants to Schering a non-exclusive license under Impax's ANDA, know-how and other intellectual property as they relate to the Product and the other rights granted to Schering under this Agreement including, but not limited to the rights to obtain supply of, market and distribute the Product, for the Initial Term and any renewal term of this Agreement.

         (b) Within ten (10) business days of execution of this Agreement, Schering shall make an initial payment of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000); provided, however, in the event that Impax does not receive tentative ANDA approval for the Product by January 1, 2003, Impax shall immediately reimburse Schering such initial fee. As soon as commercially reasonable after receipt of tentative ANDA approval, Impax shall purchase, install and qualify additional manufacturing machinery at a cost of at least One Million Five Hundred Thousand Dollars ($1,500,000) for the purpose of increasing its capacity to produce the Product in accordance with its ANDA, as set forth on
Exhibit 2.1(b).

         (c) Impax shall invoice Schering for its additional license payment of Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) (the "Final License Payment") and Schering shall pay such amount with its payment of the initial invoice from Impax for the first commercial delivery of Product to Schering in accordance with this Agreement; provided, however, if the Product is not approved to be sold as Over-The Counter pharmaceutical product by the FDA ("OTC") in the Territory on or prior to January 1, 2003, Schering shall not be required to pay the Final License Payment until such approval has been granted. In the event that the Product has not been approved to be sold OTC by November 30, 2003, Schering shall have the right to terminate the Agreement, with no further obligations from either party, provided, however, Schering must pay for any product delivered pursuant to firm purchase orders issued in accordance with
Section 3.4 hereof. In the event that Impax has received final ANDA approval, and Impax has fulfilled all of its obligations under the Agreement, but Schering has not placed a firm purchase order for Product by December 15, 2003, Schering shall pay Impax the Final License Payment on such date.

                                   ARTICLE III
                                SUPPLY OF PRODUCT

         3.1 Supply of Product. Subject to the terms and conditions of this Agreement, Impax shall Manufacture and supply to Schering, and Schering shall purchase from Impax, the Product in accordance with Impax's ANDA and in amounts to be determined by Schering in its sole discretion (but no less than batch size quantities); provided that Schering shall be required to purchase a minimum of [XXXXXX]* tablets of the Product during the twelve (12) month period beginning with the first shipment of Product from Impax for commercial sale by Schering. Notwithstanding the other provisions of this Section 3.1, Schering shall not be subject to such minimum purchase requirements until Impax has received approval to sell its Product OTC. Schering shall prepay 75% of the initial order; provided, however, that such order shall not exceed Schering's initial three months' forecast of supply of Product. Nothing herein shall be construed as restricting or limiting Schering's right to manufacture the Product at Schering's or its Affiliate's facilities for use and/or sale in the Territory.

         3.2 Supply of Raw Materials. Impax shall be responsible for procuring, at its own expense, the supply of all Raw Materials and Active Pharmaceutical Ingredient necessary for the Manufacture of Product in accordance with this Agreement. However, Schering shall have the right to supply or procure the supply of Active Pharmaceutical Ingredient at the fixed price to Impax set forth in Exhibit 3.1.

         3.3 Good Faith Forecasts. Impax represents that it can adequately supply Schering with Product in accordance with the preliminary non-binding forecast as set forth in Exhibit 3.3. Although the forecast on Exhibit 3.3 does not obligate Schering to make any purchases of Product, the parties acknowledge that it represents a good faith estimate of possible orders by Schering for Product during the Initial Term and any renewal term. Within thirty (30) days after the Effective Date, Schering shall provide Impax with a written twelve













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* Filed under an application for confidential treatment.

(12) month forecast estimating the amounts to be supplied by Impax under this Agreement, and the desired delivery dates therefor. Impax shall be obligated to provide Product up to 125% of the most recent forecast (and use Commercially Reasonable Efforts to provide Product in excess of 125% of the most recent forecast), upon receipt of a Purchase Order for such amount, as described in
Section 3.4. Thereafter, on or before the first day of each month during the term hereof, Schering shall provide Impax with an updated written rolling forecast estimating Schering's purchases from Impax and the desired delivery dates therefor, for the succeeding twelve (12) month period. Such rolling forecasts shall include the forecast from the previously forecasted eleven (11) month period in addition to a forecast for the new month added. Such estimates shall be prepared in good faith, but shall not be binding on Schering, except that Schering shall place purchase orders for at least the quantity of products specified in the first three (3) months of each such rolling forecast. Schering shall not be responsible for any loss or expense incurred by Impax arising from such forecasts, except for such three (3) months' purchase orders. The obligation to give estimates is acknowledged by the parties to be a material provision of this Agreement. Accordingly, if Schering fails to give Impax an estimate after notice by Impax of such failure and Schering's continuing failure to provide an estimate to Impax, Impax and Schering shall discuss the reasons for Schering's failure and Impax will not decline to supply if Impax determines in its reasonable judgment that Schering has an adequate reason for its failure to furnish the estimate.

         3.4 Purchase Orders. Schering shall issue to Impax firm purchase orders for each delivery, not later than twelve (12)weeks prior to the forecasted delivery date. In the event that Schering's initial purchase order for Product exceeds [XXXXXX]* tablets, Schering shall issue to Impax a firm purchase order not later than six (6) months prior to the forecasted delivery date. Schering shall be obligated to purchase, and Impax shall be obligated to sell, such quantities of the Product as are set forth in the purchase order, on the delivery schedule set forth therein with packaging initially to be either in bulk or in bottles of 1000 tablets pursuant to the approved ANDA for the Product. In the event that the terms of any such purchase order are not consistent with this Agreement, the terms of this Agreement shall prevail in the event that the amount of the purchase order exceeds 125% of the good faith forecast, then Impax shall make all Commercially Reasonable Efforts to modify its production schedule so as to deliver such additional quantities of Product to Schering as soon as practicable. Impax shall promptly confirm receipt of the purchase order as well as the delivery dates contained in the purchase order by written acknowledgment.

         Notwithstanding the foregoing, Schering may change firm purchase order dock dates, only if changed at least -four (4) weeks prior to the original firm purchase order dock date, but any costs incurred by Impax as a result of such change shall be borne by Schering (subject to approval of such costs by Schering, such approval not to be unreasonably withheld). In addition, Impax will consider requests for changes to firm purchase order dock dates with less than four (4) weeks prior notice, but Impax is under no obligation to agree to








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* Filed under an application for confidential treatment.

such changes. Such dock date changes shall in no way reduce Schering's liability for such firm purchase orders. Also, Schering may change the Product Specifications of the Product, provided, however, that such changes shall in no way reduce Schering's liability for such firm purchase order, and further provided, that Schering shall be responsible for all costs associated with such change to the Product Specifications and, provided further, that Impax may delay delivery of Products which are the subject of a change in Product Specifications for such reasonable period of time to enable Impax to comply with the changed Product Specifications.

         3.5 Stoppage Due to Good Cause. Upon Schering's written notice, Impax shall stop a scheduled production run of the Product, at no cost to Schering, provided that such request is based upon good cause. Good cause is defined as Impax's failure to comply, or its inability to assure compliance with cGMPs, Health Registrations or any other applicable Regulatory Authority requirements, rules or regulations. Exercise by Schering of its rights under this Section 4.4 shall not prejudice any other rights or remedies that Schering may have under this Agreement or otherwise at law or equity.

         3.6 Stoppage At Schering's Discretion. Upon Schering's discretion and upon written notice, Impax shall stop a scheduled production run of the Product at no cost to Impax and Schering shall promptly reimburse Impax for any cost which Impax incurs as a result of such stoppage of production (subject to approval of such costs by Schering, such approval not to be unreasonably withheld).

         3.7 Alternative Supply. Impax agrees to fully cooperate with Schering, at Schering's request and expense, to establish a back-up facility for the manufacture of the Product at one of Schering's, its Affiliate's or Third Party's manufacturing sites. Upon such request, Impax shall promptly initiate a complete technology transfer of the manufacturing process, procedures and standards used by Impax to Manufacture the Product so as to enable the back-up facility to manufacture the Product in accordance with the applicable Health Registrations for the Product. Impax and Schering shall use diligent efforts to ensure that the technology transfer is completed as soon as reasonably practicable. In the event that Schering decides to exercise its rights under this Section 3.7 and no Supply Failure or any other uncured material breach by Impax has occurred, Schering shall be obligated to pay Impax [XXXXXX]* per tablet of Product or tablet of Schering's existing proprietary D-12 formulation manufactured by or for Schering for sale in the Territory during the Agreement; provided, however, Schering shall not be obligated to pay Impax for any Schering proprietary D-12 formulation product manufactured by Schering prior to the first shipment by Impax of Product to Schering for commercial sale in accordance with the Agreement.

         Any such payments due under this Section 3.7 shall be paid to Impax within sixty (60) days of the close of each calendar quarter within which the tablets were manufactured and shall be accompanied by a statement detailing the number of tablets manufactured and the calculation of the payment owed to Impax. Schering shall keep records in sufficient detail to enable Impax to verify the calculation of the number of tablets of Product manufactured during each quarter. Impax has the right, at its discretion and expense, but not more frequently than one (1) time per calendar year, to inspect, during ordinary business hours of Schering, records as may be necessary to verify Schering's calculation of any payment due under this Section 3.7.











______________________________
* Filed under an application for confidential treatment.

         3.8 Capacity. Upon receipt of the forecasts provided for in Section 3.3, Impax shall confirm its ability to meet such demand with existing capacity. If Impax confirms that it is unable to meet such Schering forecast, the parties agree to negotiate revised forecasts or add capacity as set forth below. Impax further agrees that any funding for additional capacity to support the manufacture of the Product in accordance with the Agreement shall be born solely by Impax; provided, however, in the event that such forecasts require capacity in excess of existing capacity and such forecasts exceed by more than 25% the forecasts shown on Exhibit 3.3, Schering and Impax shall share equally in the documented costs to add such capacity.



                                   ARTICLE IV

                             DEVELOPMENT ACTIVITIES
                             ----------------------

         4.1 Impax's Obligation. (a) Impax shall be responsible, at its expense, for all development and regulatory activities performed by or on behalf of Impax in connection with the preparation, filing and maintenance of the ANDA for the Product.

             (b) At Schering's option and expense, but subject to Impax's Manufacturing and Product development capabilities and capacity, Impax shall perform all development and regulatory activities agreed upon by the parties beyond those activities required by Section 4.1(a).

             (c) Impax shall use its Commercially Reasonable Efforts to accelerate its development, Manufacturing and regulatory activities related to the Product to enable it to supply Product to Schering for sale in the Territory as soon as is reasonably practicable.

             (d) Subject to Section 3.8 hereof, Impax shall also purchase the necessary equipment and take all other necessary steps to enable it to supply Schering's Orders for the Products.

             (e) Impax shall provide 300,000 tablets (in two deliveries of 150,000 tablets each) to be manufactured for stability testing purposes for currently unsubmitted bulk drum and blister packages; and Impax shall further provide stability testing services in support of commercialization of the Product in such packages.

         4.2. Cost Reductions. The parties shall work together to develop cost reductions, but the foregoing does not constitute a guarantee by Impax of any cost reductions. Both parties agree that cost reductions may be possible by improvements in the technology for Manufacturing or by negotiating with regulatory authorities to achieve cost effective product specifications or by changes in regulatory standards applicable to manufacturing, among other reasons. Any such cost reduction program shall be expressly agreed to in writing by Impax and Schering prior to implementation and prior to any reduction in the price of the Product hereunder. In the event a cost reduction program is accepted, both parties agree to a sharing plan based upon the following conceptual guidelines:

         a) Any cost savings initiated by Schering related to independently negotiated material pricing, formula change or packaging changes shall be to Schering's sole benefit.

         b) Any cost savings resulting from process changes initiated by Impax shall be allocated 75% to Impax and 25% to Schering.

         c) Any Raw Material cost savings resulting from joint sourcing strategies/synergies or by Impax sourcing activities shall be negotiated and shared with no less than 50% of such savings allocated to Schering.

                                    ARTICLE V
                          DELIVERY AND RELATED MATTERS

         5.1 Certificate of Analysis. Impax shall provide Schering with each shipment of Product a certificate from Impax's quality assurance department that includes the results of quality control testing in accordance with the Product Specifications and which indicates that the Product contained in the shipment meets the Product Specifications. Impax shall also notify Schering in writing of the specific storage conditions and any special handling procedures for the Product.

         5.2 Risk of Loss. Delivery of each shipment of the Product shall be made FCA. Impax shall arrange for transportation of the Product to a destination designated by Schering and by a common carrier designated by Schering. Title to and risk of loss of the Product shall pass to Schering at the time of delivery to the carrier. Impax shall promptly invoice Schering for all Product shipped.

         5.3 Storage. Impax, at its own expense, shall maintain adequate and appropriately segregated facilities in accordance with cGMPs and Health Registrations at the Approved Facilities for storage of the Product pending delivery to the designated carrier pursuant to Section 5.2 hereof.

         5.4 Delay and Failure to Supply.

             (a) In the event that Impax shall have reason to believe that it will be unable to supply Schering with the full quantity of the Product forecasted to be ordered or actually ordered by Schering in a timely manner, Impax shall promptly (and in any event within five (5) business days) notify Schering thereof. If Impax shall so notify Schering, or if Impax shall fail to provide Schering with adequate assurances of timely performance upon Schering's request therefor (regardless of whether past performance has complied herewith or not), Schering and Impax shall promptly meet to discuss how to thereafter supply Product in a timely manner. If, however, Schering at any time determines in the exercise of its reasonable judgment that there will be a Supply Failure or that there is a Supply Failure, Schering or an Affiliate of Schering may (but shall not be obligated to) Manufacture such quantity of the Product or its equivalent that Impax is unable to produce or, alternatively, Schering may enter into a supply agreement with a Third Party to manufacture such quantity of the Product or its equivalent that Impax is unable to provide (taking into account minimum batch sizes and pricing efficiencies of such supplier), upon such terms and conditions as Schering shall determine in its sole discretion, whereupon Schering's purchase obligation under Article IV hereof shall be adjusted accordingly. If the Cure Price for the Supply Failure is in excess of the Price, Schering shall invoice Impax for an amount equal to the excess of the Cure Price over the Price and provide reasonable documentation evidencing the Cure Price to Impax with such invoice. Impax shall pay such invoice within 30 days and such payment obligation shall constitute Impax's sole and exclusive liability for claims under this Section 5.4.

             (b) In the event that any Supply Failure shall be caused by a Force Majeure, Schering or an Affiliate of Schering may (but shall not be obligated to) Manufacture the Product or, alternatively, Schering may enter into a supply agreement with a Third Party to purchase such quantity of Product or its equivalent that Impax is unable to produce, upon such terms and conditions as Schering shall determine in its sole discretion, whereupon Schering's purchase obligation under Article IV hereof shall be adjusted accordingly and Impax shall not be required to pay the Cure Price.

             (c) In the event of a Supply Failure under Section 5.4 (a) or (b) above, Impax shall exercise Commercially Reasonable Efforts to resume production as quickly as possible and shall notify Schering in writing upon resumption of production, whereupon it shall supply Schering with Product with such modified requirements for the Product as Schering may have for the remaining term of this Agreement.

             (d) The failure by Impax on more than two occasions during the Initial Term or on more than two occasions during any renewal period of this Agreement or any period subsequent to such failures to fill in a timely manner at least 75% of any delivery specified on a purchase order placed by Schering pursuant to Article IV of this Agreement shall, subject to the terms of Section 16.2, be a material breach of this Agreement.

             5.5 Rejection. If Schering claims that any shipment of Product did not, at the time of delivery to the carrier designated by Schering, meet the warranties in Section 12.2(b), (c), (d), (e)(ii), e(v) or (f) or that Impax did not comply with the covenants in Section 12.1, Schering shall notify Impax. If Impax agrees with Schering's claim, Impax at its option shall either promptly replace such Product or reimburse Schering for any payment Schering may have made to Impax for such Product and for any out-of-pocket expense Schering may have incurred with respect thereto prior to Schering's discovery of the defect, including without limitation shipping, insurance, taxes, and if applicable, packaging costs. If Schering and Impax are unable to agree as to whether such Product met the warranties or whether Impax complied with the covenants, the parties shall cooperate to have the Product in dispute analyzed by an independent Third Party testing laboratory of recognized repute jointly selected by Schering and Impax. If the Product is determined by such Third Party to meet the Product Specifications, then Schering shall bear the cost of the independent laboratory testing and pay for the Product in accordance with this Agreement. If the Product is determined not to have met the Product Specifications at time of delivery, then Impax shall bear the cost of the independent laboratory testing, and Impax shall, at Schering's election, either replace the rejected Product as soon as possible but no later than within sixty (60) days after the date of such determination, at no cost to Schering, or refund or credit, as designated by Schering, the price paid for such Product plus any applicable delivery charge, within sixty (60) days after written notice from Schering. Such laboratory costs, refund, credit or replacement shall constitute Impax's sole and exclusive liability for claims under this Section 5.5.

                                   ARTICLE VI
                                     PAYMENT

         6.1 Price. The Price to be paid by Schering to Impax for the Product during the Initial Term shall be as set forth on Exhibit 1.29 hereto, and shall be made in United States dollars within thirty (30) days from date of receipt of invoice therefor for Product received by Schering. After the Initial Term, the Price to be paid by Schering to Impax for the Product may be increased for any increase in the United States Consumer Price Index for material, labor and overhead costs during the immediate preceding year (excluding the fixed costs set forth in Exhibit 1.29), but in no event shall such cost increase by more than a total of three percent (3%) for such year over the Price at the end of the immediate preceding year.

         6.2 Taxes. Impax and Schering agree to cooperate in order to minimize, in the manner permitted under applicable tax and customs laws and regulations, the taxes (including value-added taxes) and duties associated with the importation and/or exportation of the Active Pharmaceutical Ingredient and the Product, as the case may be.

                                   ARTICLE VII
                      APPROVAL SUPPORT; REGULATORY MATTERS

         7.1 Approval Support. Impax shall produce stability batches and validation batches, engage in various development activities and perform various tests as necessary for receipt of the Health Registrations in the Territory, including without limitation, being prepared for the pre-approval inspections by the Regulatory Authorities and performing the other activities set forth in
Exhibit 7.1 hereto.

         7.2 Filing and Maintenance of the Health Registrations. Impax shall be responsible for the preparation, filing and maintenance of the ANDA for the Product, including without limitation the CMC sections and shall promptly undertake to qualify bulk supply of Product in drums. In the event Impax subsequently modifies any relevant Health Registration (or the CMC) for which it is responsible, it shall promptly notify Schering and provide it with copies of such Health Registration (or CMC) supplements or amendments.


         7.3 Specifications Amendments. Except to the extent specifically required by relevant Health Authorities, Impax shall not modify the Product Specifications without Schering's prior written approval, such approval not to be unreasonably withheld.

         7.4 Impax Approvals. Except as otherwise specifically set forth herein, Impax shall be responsible for obtaining and maintaining all approvals from the Regulatory Authorities and any other governmental authorities required in connection with the performance of its obligations hereunder.

         7.5 Complaints As soon as practical after the Effective Date (and in any event within one hundred twenty (120) days), Impax and Schering shall negotiate in good faith and agree upon mutually acceptable guidelines and procedures for investigating, responding to and reporting product complaints. Notwithstanding any provisions of Section 7.5 and 7.6, Impax is not relieved of any of its responsibilities as the ANDA holder of the Product. Accordingly, Impax shall perform all of its obligations in compliance with all applicable laws, rules and regulations, including without limitation, FDA regulations.

         7.6 Adverse Events. As soon as practical after the Effective Date (and in any event within one hundred twenty (120) days), Impax and Schering shall negotiate in good faith and agree upon mutually acceptable guidelines and procedures for adverse drug event information exchange and reporting.

                                  ARTICLE VIII

                    QUALITY CONTROL AND REGULATORY COMPLIANCE

         8.1 Facility Compliance and Related Matters. Impax shall maintain the Approved Facility and shall conduct all Manufacturing in compliance with all applicable laws, rules and regulations, including cGMPs, and the Impax Know-How at all times during the term of this Agreement. Impax shall be responsible for all costs and expenses related to the compliance of the Approved Facility with such laws, rules and regulations and with the Impax Know-How. Impax agrees to Manufacture the Product at the Approved Facility, and not to change the location thereof without Schering's prior written consent.

         8.2 Quality Control Program. Impax shall maintain a quality control program consistent with cGMPs, as required by the applicable Regulatory Authorities in the Territory. Impax shall, within thirty (30) days of the Effective Date, provide Schering with a written summary description of such program establishing that it has met such cGMPs, which may be amended or supplemented from time to time; provided that Impax gives Schering prompt written notice of such amendments or supplements.

         Impax shall have sole responsibility for quality control testing of each batch of Product supplied to Schering hereunder to ensure that such Product meets the Product Specifications. Impax shall retain records of all such testing, copies of which shall be provided to Schering upon written request. Impax shall provide Schering with a certificate of analysis for each batch of Product. Schering shall have the right to test Product to verify compliance with the applicable Product Specifications, at its expense.

         8.3 Approval for Third Party Manufacturing. Impax agrees not to contract with any Third Party to conduct part or all of the Manufacturing of the Product without the prior written consent of Schering, which consent can be withdrawn at any time. Impax further agrees not to contract with any Third Party, other than those listed on its ANDA, to conduct part or all of the testing of the Product without the prior written consent of Schering, such consent not to be unreasonably withheld, but which consent can be withdrawn upon at least six (6) months prior notice.

         8.4 Retention of Samples. Impax shall retain a sufficient quantity of each batch of Product to perform at least two full sets of quality control tests (which shall be in addition to the quality control testing performed by Impax prior to delivery). Impax shall maintain samples of each batch in a suitable environmentally controlled storage facility until at least the first anniversary of the end of the approved shelf life of all Product from such batch, or such longer period as may be required under applicable law, regulation or rule. All such samples shall be available for inspection and testing by Schering or a Third Party chosen by Schering at its sole discretion, including but not limited to any Affiliate, upon reasonable notice.

         8.5 Batch Failure. Impax agrees to notify Schering within thirty-six
(36) hours of discovery after any batch failure which could result in Impax's inability to meet Schering's requested delivery dates, or of learning of any failure of any batch of Product to meet standards set forth in the Impax Know-How. Impax shall notify Schering within thirty-six (36) hours after any failure of a released batch during stability testing. Impax shall complete out-of-specification investigations within thirty (30) calendar days from date of discovery.

         8.6 Notification of Regulatory Inspections. Impax agrees to notify Schering within thirty-six (36) hours after the initiation of any inquiries, notifications, or inspection activity by any Regulatory Authority in regard to the Product or the Approved Facility. In furtherance and not in limitation of the foregoing, Impax shall notify Schering prior to the commencement of any inspection activity by any Regulatory Authority regarding the Product or any general cGMP inspection, unless such inspection activity is an unannounced inspection. Further, Impax shall provide a reasonable description to Schering of any such governmental inquiries, notifications or inspections promptly (but in no event later than two (2) calendar days) after such visit or inquiry. Impax shall furnish to Schering, (a) within two (2) days after receipt, any report or correspondence issued by the Regulatory Authority in connection with such visit or inquiry, including but not limited to, any FDA Form 483, Establishment Inspection Report, or warning letter, or other regulatory communications and (b) copies of any and all responses or explanations to any Regulatory Authority relating to items set forth above, in each case purged only of trade secrets of Impax that are unrelated to its obligations under this Agreement and are unrelated to the Product, prior to the submission of such responses or explanations to any Regulatory Authority by Impax.

         8.7 Inspection by Schering. Schering shall have the right, during normal business hours (and after normal business hours if reasonably requested and in connection with a production run commenced during the normal business hours) and with reasonable advance notice, to visit the Approved Facility for the purpose of observing the Manufacturing, packaging, testing, and storage of the Product, and to inspect for compliance to cGMPs and other applicable regulatory requirements. Impax's quality assurance department shall cooperate with Schering, as necessary and useful, in any inspection conducted pursuant to this Section 8.7, and resolve any open observations to Schering's satisfaction. Further, Impax shall maintain records of its involvement with any inspection in accordance with its customary business practices, as long as such practices satisfy the recordkeeping requirements set forth in Section 15.2 hereof.

         8.8 Environmental and Other Laws and Regulations. In carrying out its obligations under this Agreement, Impax shall have sole responsibility for compliance with all applicable Laws, including without limitation environmental and health and safety laws, as amended from time to time. Impax shall immediately notify Schering in writing of any event, including the receipt of any notice, warning, citation, finding, report or service of process or the occurrence of any release, spill, upset, or discharge of hazardous wastes or substances, relating to the Manufacture of the Product that may give rise to liability on the part of Impax under the Laws or this Agreement. Schering reserves the right to conduct an environmental inspection of Impax's facility, during normal business hours and with reasonable advance notice, for the purpose of determining compliance with this Section 8.8. Schering shall share the results of any such environmental inspection with Impax. Such inspection, if any, shall not relieve Impax of its sole obligation to comply with the Laws and does not constitute a waiver of any right otherwise available to Schering.

                                   ARTICLE IX
                                 PRODUCT RECALL

         9.1 Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with the Product, or in the event either party hereto determines an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal, the party notified of or determining the need for such recall or similar action shall, within twenty-four (24) hours, advise the other party thereof by telephone or facsimile. Following notification of a recall, within forty-eight (48) hours, the parties shall discuss whether or not to conduct a recall, and if so, the timing of the recall, the breadth, extent and level of customer to which the recall shall reach, the strategies and notifications to be used, and other related issues. In the event that the parties cannot agree on any such decision, the issue shall be resolved by Schering.

         9.2 Recall Expenses. Impax shall bear the expenses of any recall resulting from a breach of its obligations hereunder. Such expenses of recall shall include, without limitation and without duplication, the expenses of notification and destruction or return of the recalled Product, the sum paid by Schering to Impax for the Manufacture of the recalled Products, Schering's costs relating to the testing, packaging, shipping, and retail trade related costs of the recalled Products and the cost to Schering for the Active Pharmaceutical Ingredient and other Raw Materials or Packaging Components supplied by Schering and used in the Manufacture of the recalled Products and not paid for by Impax, and any Losses caused by, arising out of, or resulting from such recall. The rights of Schering under this Section 9.2 shall be Schering's sole remedy under this Agreement or at law for such recall.



                                    ARTICLE X
                          INTELLECTUAL PROPERTY RIGHTS

         10.1 Intellectual Property Rights. (a) Schering shall own all right, title to and interest in the Intellectual Property of Schering or derivatives thereof developed by or on behalf of Schering in performance of this Agreement. In no case, except as provided explicitly herein, whether during the term of this Agreement or upon expiration or any termination thereof, shall Impax or any Third Party be deemed to have or be entitled to any right or license to any Intellectual Property of Schering or any Intellectual Property controlled or licensed by Schering. Impax shall provide Schering with reasonable assistance in executing and filing any documents necessary to evidence Schering's ownership of its Intellectual Property, including, without limitation, executing any assignments or providing assistance with filing for and maintaining patents with respect to the Intellectual Property of Schering.

               (b) Impax shall own all right, title to and interest in the Intellectual Property of Impax or derivatives thereof developed by or on behalf of Impax in performance of this Agreement. In no case, except as provided explicitly herein, whether during the term of this Agreement or upon expiration or any termination thereof, shall Schering or any Third Party be deemed to have or be entitled to any right or license to any Intellectual Property of Impax or any Intellectual Property controlled or licensed by Impax. Schering shall provide Impax with reasonable assistance in executing and filing any documents necessary to evidence Impax's ownership of its Intellectual Property, including, without limitation, executing any assignments or providing assistance with filing for and maintaining patents with respect to the Intellectual Property of Impax.

               (c) During the term of this Agreement, in the event that Impax develops, discovers or creates any Inventions relating to the Product or the Manufacture and use thereof, such Inventions shall be the sole property of Impax.

         10.2. Licenses. Schering shall grant to Impax, upon the earlier of (a) the date Schering's existing proprietary D-12 formulation is approved for OTC sale, or (b) such other date as otherwise agreed to by the parties, a limited non-exclusive, non-transferable license and right to use in the Territory, without the right to sub-license, the Schering Intellectual Property solely to the extent required for Impax to perform its obligations hereunder and only for the benefit of Schering. Subsequent to such grant, Schering shall in good faith cooperate with Impax to seek removal of any statutory stay or prohibition on approval then in effect by the Regulatory Authorities of ANDA 76-050 so that Impax may manufacture and supply Product for Schering; provided, however, that nothing in this Agreement shall be construed to obligate Schering to settle, dismiss, or take any other particular actions in Civil Action No. 01-0279 currently pending in the United States Distinct Court for the District of New Jersey. Notwithstanding any other provision of this Agreement, nothing in this Agreement shall constitute either an express or implied grant to Impax of any rights to Schering Intellectual Property for use or manufacture for any other party other than Schering.

         10.3. Trademarks and Trade Names. Schering and Impax hereby acknowledge that neither party has, nor shall either party acquire by reason of this Agreement, any interest or rights of use in any of the other party's trademarks, trade names, trade dress, designs or logos unless otherwise expressly agreed in writing between the parties hereto.

                                   ARTICLE XI
                              TERM AND TERMINATION

         11.1 Term. This Agreement shall terminate upon the expiration of the Initial Term, unless sooner terminated by one of the parties in accordance with this Article XI or unless renewed pursuant to Section 11.5 below.

         11.2 Termination by Schering. (a) Schering shall have the right to terminate this Agreement upon ninety (90) days' prior notice to Impax if:

          (i) Impax is subject to any Regulatory Authority warning letter or sanction, which is general in nature or relates specifically to the Product, and which is not conclusively resolved between Impax and the Regulatory Authority within one hundred eighty (180) days of issue; provided, however, that Impax must diligently pursue resolution of such warning letter or sanction during such period;

         (ii) there is a change in control of Impax. For purposes of this provision, a "change in control" shall mean the acquisition of direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of Impax, or actual control over the management, business and affairs of Impax, by a non-Affiliate thereof; or

         (iii) Impax files a petition in bankruptcy, or enters into an arrangement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or suffers or permits the entry of an order adjudicating it to be bankrupt or insolvent. In the event this Agreement is terminated under this Section 11.2(iii), all rights and licenses granted pursuant to Section 10.2 of this Agreement by Impax to Schering are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(52) of the Bankruptcy Code. The parties agree that Schering, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Impax under the Bankruptcy Code, Schering shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property upon written request therefor by Schering. Such intellectual property and all embodiments thereof shall be promptly delivered to Schering (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Schering, unless Impax elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Impax upon written request therefor by Schering.

               (b) Either party shall have the right to terminate this Agreement on or after January 1, 2003, if Impax has not yet received tentative ANDA approval by January 1, 2003.

         11.3 Termination for Material Default. (a) Except for a breach under
Section 11.3(b) hereof, upon default by a party in the performance of any material obligation under this Agreement, the non-defaulting party shall give notice in writing to the party in default and the defaulting party shall have sixty (60) days thereafter to cure the default. The defaulting party shall, immediately upon receipt of such notice, take diligent steps to cure such default. If the defaulting party does not cure or institute measures to substantially cure such default within thirty ( 30) days and diligently complete the cure within an additional thirty (30) days (unless such thirty (30) day period is not a sufficient period of time to cure such default, in which event the defaulting party shall have up to an additional 30 days to cure such default), the non-defaulting party may terminate this Agreement by providing written notice of intent to terminate which shall take effect ten (10) days following the receipt by the defaulting party of such notice.

              (b) Impax recognizes that, in the absence of this Agreement, it would be barred by applicable laws and regulations from making, using, selling, offering to sell or importing within the United States the loratadine product defined by ANDA 76-050, prior to the earlier of July 25, 2003 or a decision by the New Jersey District Court in Civil Action No. 01-0279 holding that Claims 1 and 3 of U.S. Patent No. 4,659,716 are invalid, unenforceable or not infringed by such product. Accordingly, it shall constitute a material breach of this Agreement in the event that Impax, prior to the earlier of July 25, 2003 or a decision by the New Jersey District Court in Civil Action No. 01-0279 holding that Claims 1 and 3 of U.S. Patent No. 4,659,716 are invalid, unenforceable or not infringed by such product, undertakes to, or actually, sells or distributes within the United States the loratadine product defined by ANDA 76-050 for any purpose other than supplying Schering under the terms of this Agreement (hereinafter "Prohibited Actions"). Impax stipulates and agrees that such Prohibited Actions and material breach of this Agreement would: (1) not be subject to the provisions of Section 11.3(a) of this Agreement; (2) cause Schering immediate, irreparable harm for which monetary damages would not be adequate compensation; and (3) entitle Schering to obtain a temporary restraining order, and injunction enjoining such Prohibited Actions.

         11.4 Effect of Termination. Expiration or termination of this Agreement shall not relieve the parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 7.5, 7.6, 8.4, 8.6, 11.4, 11.6 and 16.8 hereof and Articles IX, X, XII, XIII, XIV and XV hereof shall survive the expiration or termination of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of either party against the other accrued or accruing under this Agreement prior to termination.

         11.5 Option to Renew. So long as Schering is not in breach of this Agreement, the term of this Agreement may be extended for an additional term of two (2) years at Schering's option, in accordance with the same terms of this Agreement; provided however that the Active Ingredient Prices for the renewal period shall be as set forth on Exhibit 3.1 hereof. In the event that Schering, in its sole discretion, wishes to extend the term of this Agreement it shall provide written notice to that effect to Impax at least one hundred and eighty
(180) days prior to the end of the Initial Term. Impax shall respond in writing to such notice within thirty (30) days, acknowledging the extension of the term of the Agreement. If Schering elects not to extend the Agreement, then the Agreement shall expire at the end of the Initial Term.

         11.6 Right to Manufacture. Notwithstanding any other provisions of this Agreement, in the event that Impax has an uncured material breach in accordance with Section 11.3 hereof, Schering shall have the right to manufacture the Product or have the Product manufactured by a Third Party in accordance with the Agreement, with no further payment obligations to Impax for any amounts relating to such manufactured Product.


                                   ARTICLE XII
                    COVENANTS; REPRESENTATIONS AND WARRANTIES

         12.1 Impax's Covenants. Impax covenants that,

              (a) at the time of delivery of the Product to the designated carrier pursuant to Section 5.2 hereof, the Product shall:

                  (i) have been Manufactured, tested, stored and shipped and had stability oversight conducted in accordance with applicable cGMPs and all other applicable laws, rules, regulations or requirements of Regulatory Authorities in the Territory;

                  (ii) have been Manufactured in accordance with the Impax Know-How, including without limitation the Product Specifications and the CMC;

                  (iii) not be adulterated or misbranded under the FDCA or the Laws;

                  (iv) have been Manufactured no more than two (2) months (if shipment in bulk) or three (3) months (if shipment in bottles) prior to delivery to the designated carrier pursuant to Section 5.2 hereof; and

                  (v) be in good, usable and merchantable condition and fit for its intended purpose.

              (b) it will have good and marketable title, free and clear of any liability, pledge, lien, restriction, claim, charge, security interest or other encumbrance, to all Product delivered to the designated carrier pursuant to
Section 5.2 hereof;

              (c) it will not use in any capacity, in connection with the services to be performed under this Agreement, any person who has been debarred pursuant to Section 306 of the FDCA (codified at 21 U.S.C. ss.335a), or who is the subject of a conviction described in such section;

              (d) it will inform Schering in writing immediately if it or any person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FDCA, or if any action, suit, claim, investigation, or legal or administrative proceeding is pending or, to the best of Impax's knowledge, is threatened, relating to the debarment or conviction of Impax or any person performing services hereunder; and

              (e) it will promptly notify Schering in writing of any material adverse change in the business of Impax which could affect Impax's ability to perform its obligations under this Agreement.

              (f) it will not sell or distribute within the United States, loratadine for the purpose of commercially marketing a loratadine product under ANDA 76-050, outside of supplying Schering under the license granted under this agreement (hereinafter "prohibited actions") prior to the earlier of July 25, 2003 or a decision by the New Jersey District Court in Civil Action No. 01-0279 holding that claims 1 and 3 of U.S. Patent No. 4,659,716 are invalid, unenforceable or not infringed by the product defined by ANDA 76-050.

         12.2 Impax's Representations and Warranties. Impax represents and warrants to Schering that,

              (a) it has the financial resources, appropriate skills, personnel, equipment, permits, and approvals necessary or useful to perform its obligations under this Agreement in compliance with the Laws;

              (b) it owns, or is licensed with the right to sublicense, all Intellectual Property rights (including without limitation the Impax Know-How) necessary or useful to Manufacture the Product;

              (c) to the best of its knowledge as of the Effective Date, the Impax Intellectual Property does not infringe the Intellectual Property rights of any Third Party;

              (d) it is not aware of any Third Party infringement of its Intellectual Property rights;

              (e) no material adverse change has occurred within the past six
(6) months, with respect to Impax and its operations including without limitation material changes in or to its;

                  (i) insurance coverage;

                  (ii) threatened or pending legal claims affecting the Product;

                  (iii) labor pool;

                  (iv) suppliers;

                  (v) quality assurance systems; or

                  (vi) key personnel;

              (f) it has good and marketable title to and/or right to use, the equipment and other assets useful or necessary to Manufacture the Product at the Approved Facilities;

              (g) it has adequate capacity to meet Schering's initial forecast as set forth on Exhibit 3.3, its own requirements for Product and the requirements of any other purchasers of Product that Impax chooses to sell Product.

         12.3 Representations and Warranties of Schering. Schering hereby further represents and warrants to Impax that:

              (a) Schering has not and will not, enter into any agreement or any other transaction with any third party or Affiliate that impedes Schering's obligations under this Agreement; provided, however, that Impax acknowledges that Schering is in the business of developing, manufacturing and selling pharmaceutical products and nothing in this Agreement shall be construed as restricting such business.

              (b) In the event that Schering and/or its Affiliates shall manufacture a product pursuant to Section 5.4(a), all such product shall (a) meet the applicable Specifications at the time of shipment, (b) meet all regulatory requirements of any relevant Regulatory Authority in the Territory,
(c) be manufactured, packaged, tested, stored and shipped in accordance with Regulatory Approval and all Laws, (d) not be adulterated or misbranded under the FDCA or relevant laws and regulations and (e) be produced, packaged and tested and stored in environmentally controlled facilities that have been approved by the applicable Regulatory Authority to the extent required by Law.

              (c) In the event and to the extent that Schering and/or its Affiliates shall manufacture a product pursuant to Section 5.4(a), Schering's and/or its Affiliates' manufacturing facilities for such product shall conform in all respects to Laws governing such facilities.

              (d) Neither Schering nor any of its Affiliates shall have been debarred or is subject to debarment and will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FDCA or is the subject of a conviction described in such section, and

              (e) All Product which Schering shall package, test, store, ship or market under this Agreement shall have been marketed and stored in accordance with Regulatory Approval and all Laws.

         12.4. Impax's and Schering's Representations and Warranties. Each of Impax and Schering hereby represents and warrants to the other as follows:

         (a) it is a corporation duly organized and validly existing under the laws of the state or other jurisdiction in which it is incorporated;

         (b) the execution, delivery and performance of this Agreement by such party has been duly authorized by all requisite corporate action;

         (c) it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

         (d) the execution, delivery and performance by such party of this Agreement and its compliance with the terms hereof does not and will not conflict with or result in a breach of any term of, or constitute a default under (i) any agreement or instrument binding or affecting it or its property;
(ii) its charter documents or bylaws; or (iii) any order, writ, injunction or decree of any court or governmental authority entered against it or by which any of its property is bound;

         (e) it has obtained any consent, approval or authorization of, or notice, declaration, filing or registration with, any governmental or Regulatory Authority required for the execution, delivery and performance of this Agreement by such party, and the execution, delivery and performance of this Agreement will not violate any law, rule or regulation applicable to such party;

         (f) this Agreement has been duly executed and delivered and constitutes such party's legal, valid and binding obligation enforceable against it in accordance with its terms subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to the availability of particular remedies under general equity principles; and

         (g) it shall comply with all applicable laws, rules and regulations relating to its performance under this Agreement.


         12.5. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY OF ANY KIND, EXPRESS OR IMPLIED.

                                  ARTICLE XIII
                          INDEMNIFICATION AND INSURANCE

         13.1 Impax's Indemnification Obligation. Impax shall indemnify, defend and hold Schering, its Affiliates and each of its and their respective employees, officers, directors and agents harmless from and against all Losses caused by, arising out of, or resulting from: (a) Impax's breach of this Agreement; or (b) any infringement of Third Party patents by Impax's use of its Intellectual Property for the Manufacture of the Product or by Schering's use of Impax's Intellectual Property as licensed hereunder, in each case except to the extent caused by the negligence or intentional misconduct of Schering.

         13.2 Schering's Indemnification Obligation. Schering shall indemnify, defend and hold Impax, its Affiliates and each of its and their respective employees, officers, directors and agents harmless from and against all Losses caused by, arising out of, or resulting from: (a) Schering's breach of this Agreement; or (b) the marketing, packaging, storage, shipment and sale of Product in the Territory by Schering, in each case except to the extent caused by the negligence or intentional misconduct of Impax.

         13.3 Conditions to Indemnification. (a) The indemnified party shall give the indemnifying party prompt written notice of (i) the institution of any suit against the indemnified party for which it may seek indemnification under this Article XIII and (ii) any claims, including any claims asserted or made by any Regulatory Authority having jurisdiction, against the indemnified party for which it may seek indemnification under this Article XIII. The failure to give such notice shall not relieve the indemnifying party from any liability that it may have to the indemnified party under this Article XIII except to the extent that the indemnifying party's ability to defend such suit or claim is materially prejudiced by the failure to give such notice. The indemnifying party shall be entitled to participate in the defense of such suit or claim and to assume control of such defense; provided, however, that if it assumes such defense:

              (i) the indemnified party shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim;

              (ii) the indemnifying party shall obtain the prior written approval of the indemnified party before entering into any settlement of such claim or ceasing to defend against such claim, if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief would be imposed against the indemnified party; and

              (iii) the indemnifying party shall not consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from liability in respect of such claim.

Notwithstanding the foregoing, the indemnified party shall be entitled to have sole control at its own expense over the defense or settlement of any suit or claim to the extent the suit or claim could materially adversely affect the business, operations, assets, condition or prospects of the indemnified party and the indemnifying party shall be entitled to participate at its own expense in such defense or settlement.

         (b) After written notice by the indemnifying party to the indemnified party of its election to assume control of the defense of any such action, the indemnifying party shall not be liable to such indemnified party hereunder for any legal fees and expenses subsequently incurred by such indemnified party in connection with the defense thereof. If the indemnifying party does not assume control of the defense of such claims as provided in this Section 13.3(b), the indemnified party shall have the right to defend such claim in such manner as it may deem appropriate at the cost and expense of the indemnifying party, and the indemnifying party shall promptly reimburse the indemnified party therefor in accordance with this Section 13.3(b). The reimbursement of fees, costs and expenses required by this Section 13.3(b) shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred. The indemnified party shall provide to the indemnifying party, as promptly as practicable after any claim for indemnification hereunder, such information and documentation as may be reasonably requested by the indemnifying party to support and verify the claim asserted, so long as such disclosure would not violate the attorney-client privilege of the indemnified party.

         13.4 Insurance. Impax represents and warrants that during the term of this Agreement, it shall maintain the types and amounts of insurance set forth below:

         (a) general liability insurance, including contractual liability coverage of all of Impax's obligations under this Agreement and products liability/completed operations coverage with a minimum limit of ten million dollars ($10,000,000).

         (b) Such insurance shall be evidenced by a certificate of insurance which shall provide that Schering shall receive thirty (30) days' prior written notice of cancellation or material change of such policy.

         13.4 Exclusion. Notwithstanding any provision of this Agreement to the contrary, in no event shall either party be liable to the other under this Agreement for any incidental, consequential, punitive or special damages, including without limitation loss of profit or revenues; provided, however, such limitation shall not apply to lawsuits, claims, actions or proceedings instituted by a Third Party against a party hereto, which are caused (directly or indirectly) by facts or circumstances constituting a breach of this Agreement by the other party.

                                   ARTICLE XIV
                                 CONFIDENTIALITY

         14.1 Confidentiality. 14.1 Impax and Schering acknowledge that each party considers its Proprietary Information to be of significant value and that such information shall be maintained as confidential. Each party shall use Proprietary Information disclosed to it by or on behalf of the other party only for the purposes contemplated by this Agreement and shall not disclose such Proprietary Information to any Third Party without the prior written consent of the disclosing party. The foregoing obligations shall survive the expiration or termination of this Agreement for a period of ten (10) years. These obligations shall not apply to Proprietary Information that:

         (a) is known by the receiving party at the time of its receipt, and not through a prior disclosure by the disclosing party, as documented by business records;

         (b) is at the time of disclosure, or thereafter becomes, published or otherwise part of the public domain without breach of this Agreement by the receiving party;

         (c) is subsequently disclosed to the receiving party by a Third Party who has the right to make such disclosure;

         (d) is independently developed by the receiving party without the aid, application of Proprietary Information or other information received from the disclosing party and such independent development is properly documented by the receiving party;

         (e) is disclosed to governmental or other regulatory agencies (including without limitation Institutional Review Boards) in order to gain approval to conduct clinical trials or to market Product, provided that such disclosure is permitted only to the extent reasonably necessary to obtain such authorizations;

         (f) is required to be disclosed by law, regulation, rule, act or order of a governmental authority or agency, provided that the receiving party promptly notifies the other party in order to provide an opportunity to seek a protective order or other similar order with respect to such Proprietary Information and thereafter discloses only the minimum information required to be disclosed in order to comply, whether or not a protective order or other similar order is obtained by the other party.

Nothing herein shall be interpreted to prohibit Schering from publishing the results of its studies in accordance with industry practices. Each party shall have the right to disclose the other party's Proprietary Information to its Affiliates in connection with the research and development, manufacturing and/or marketing of Product in accordance with the terms of this Agreement, provided that each party shall be responsible for ensuring that its Affiliates comply with the confidentiality and use restrictions set forth herein. The parties acknowledge that the terms and provisions of the Secrecy Agreement dated January 7, 2002, which the parties entered into are incorporated herein by reference.

         14.2 No Publicity. A party may not use the name of the other party in any publicity or advertising and may not issue a press release or otherwise publicize or disclose the existence of this Agreement, any information related to this Agreement or the terms or conditions hereof, without the prior written consent of the other party. Nothing in the foregoing, however, shall prohibit a party from making such disclosures as are necessary to comply with applicable federal or state securities laws or any rule or regulation of any nationally recognized securities exchange; provided, however, that the party required to make such disclosure shall use good faith efforts to consult with the other party prior to such disclosure and, where applicable, shall request confidential treatment to the extent available.

                                   ARTICLE XV
                                     RECORDS

         15.1 Financial and Other Records. Impax shall maintain records with respect to the performance of its obligations under this Agreement, including without limitation its costs incurred in connection therewith. Specifically, but without limitation, Impax shall maintain all records reasonably necessary to support financial accounting entries necessary to support changes in Price pursuant to Section 6.1 hereof. All such records shall be available for inspection, audit and copying by Schering and its representatives and agents, including Schering's auditors, upon reasonable request during normal business hours. All such records shall be maintained until at least two (2) years after the date of a change in Price pursuant to Section 6.1 hereof, or such longer period as may be required by the Laws.

         15.2 Product Records. Impax shall maintain all records necessary to comply with the Laws and in accordance with the Health Regulations. In addition, Impax shall prepare and adhere to batch process documentation consistent with the Impax Know-How, and in accordance with its normal procedures, including without limitation quality control records and all raw data relating to each batch processed. Specifically, but without limitation, Impax shall maintain complete and accurate records reasonably necessary to support cGMPs and other applicable regulatory requirements in the Territory, including without limitation quality control records. All such records shall be available for inspection, and audit by Schering (at its expense) and its representatives and agents, including Schering's auditors upon reasonable request during normal business hours. All such records shall be maintained for the longest period as may be required by the Laws; provided, however, that all records relating to the Manufacture, testing, stability oversight and quality control of each batch of the Product shall be retained at least until the third anniversary of the end of the approved shelf life for all Product from such batch. Impax shall provide Schering on a periodic basis, and at least annually, such information concerning Product, production batches, yields and quality status as is specified in the Health Registrations (commonly referred to as Annual Product Reviews) and as may be reasonably requested by Schering from time to time. Prior to destruction of any record, Impax shall give notice to Schering, which shall have the right to request and retain such record.

         15.3 Financial Information Reporting. Impax shall provide Schering on a quarterly basis with quarterly financial statements which are made available to the public and prepared in accordance with GAAP.

                                   ARTICLE XVI
                                  MISCELLANEOUS

         16.1 Assignment. Neither this Agreement nor any or all of the rights and obligations of a party hereunder shall be assigned, delegated, sold, transferred, sublicensed (except as otherwise provided herein) or otherwise disposed of, by operation of law or otherwise, to any Third Party other than an Affiliate of such party, without the prior written consent of the other party, and any attempted assignment, delegation, sale, transfer, sublicense or other disposition, by operation of law or otherwise, of this Agreement or of any rights or obligations hereunder contrary to this Section 16.1 shall be void and without force or effect; provided, however, Schering may, without such consent, and Impax may with Schering's consent (which consent shall not be unreasonably withheld), assign the Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to the division or the subject business, or in the event of its merger or consolidation or change in control or similar transaction. This Agreement shall be binding upon, and inure to the benefit of, each party, its Affiliates, and its permitted successors and assigns. Each party shall be responsible for the compliance by its Affiliates with the terms and conditions of this Agreement.

         16.2. Force Majeure. Failure of either party hereto to perform its obligations under this Agreement (except the obligation to make payments when due) shall not subject such party to any liability to the other party or place it in breach of any term or condition of this Agreement if such failure is caused by a Force Majeure, provided, however, that the party affected shall promptly notify the other party of the condition constituting a Force Majeure and shall exert Commercially Reasonable Efforts to overcome any such causes and to resume performance of its obligations with all possible speed, and provided, further that nothing contained herein shall require any party to settle on terms unsatisfactory to such party any strike, lock-out or other labor difficulty, any investigation or proceeding by any public authority, or any litigation by any Third Party. If a condition constituting a Force Majeure exists for more than ninety (90) consecutive days, the parties shall meet to negotiate a mutually satisfactory solution to the problem, if practicable.

         16.3. Governing Law. This Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New Jersey, without giving effect to conflict of law principles.

         16.4. Waiver. Any delay or failure in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's rights to the future enforcement of its rights under this Agreement, nor operate to bar the exercise or enforcement thereof at any time or times thereafter, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

         16.5. Independent Relationship. Nothing herein contained shall be deemed to create an employment, agency, joint venture or partnership relationship between the parties hereto or any of their agents or employees, or any other legal arrangement that would impose liability upon one party for the act or failure to act of the other party. Neither party shall have any power to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other party, or to bind the other party in any respect whatsoever.

         16.6. Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States of America which may be imposed upon or related to Impax or Schering from time to time by the government of the United States of America. Furthermore, Schering agrees not to export, directly or indirectly, any technical information acquired from Impax under this Agreement or any products using such technical information to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the Department of Commerce or other agency of the United States government as required by an applicable statute or regulation.

         16.7. Entire Agreement; Amendment. This Agreement, including the exhibits and schedules hereto, sets forth the complete and final agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the parties hereto and supersedes and terminates all prior agreements, writings and understandings between the parties with respect to the subject matter hereof. The parties agree that there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties unless reduced to writing and signed by an authorized officer of each party.

         16.8. Notices. Each notice required or permitted to be given or sent under this Agreement shall be given by facsimile transmission (with confirmation copy by registered first-class mail) or by registered or overnight courier (return receipt requested), to the parties at the addresses and facsimile numbers indicated below.

         If to Impax, to:

                  Impax Laboratories, Inc.
                  3735 Castor Avenue
                  Philadelphia, PA  19124
                  Attention: Barry R. Edwards, Co-Chief Executive Officer Facsimile No.: 215-289-5932

                  with copies to:

                  Sol Genauer, Esq.
                  Blank, Rome, Comisky & McCauley


                  _______________________________

                  _______________________________

         If to Schering, to:

                  Schering Corporation
                  2000 Galloping Hill Road
                  Kenilworth, New Jersey 07033
                  Attention: James Martin, Director of Strategic Sourcing Facsimile No.: (908) 629-3062

                  with copies to:

                  Attention: Law Department, Staff Vice-President, Licensing Facsimile No.: (908) 298-2739

Any such notice shall be deemed to have been received on the earlier of the date actually received or the date five (5) days after the same was posted or sent. Either party may change its address or its facsimile number by giving the other party written notice, delivered in accordance with this section.

         16.9. Severability. If any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall continue in effect except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use diligent efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

         16.10. Recording. Each party hereto shall have the right, at any time, to record, register, or otherwise notify this Agreement with or to appropriate governmental or regulatory entities in the Territory, and the other party shall provide reasonable assistance as required in effecting such recording, registration or notification.

         16.11. Counterparts. This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, have been executed on behalf of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

         16.12 Arbitration. Prior to submission of any controversy or dispute arising out of or relating to this Agreement ("Dispute") to arbitration in accordance with this Section 16.12, the Parties will negotiate in good faith to resolve such Dispute. If the Parties cannot reach agreement within ten (10) days of written notice by a Party to the other that a Dispute exists, the Dispute shall be settled by arbitration before three (3) neutral arbitrators (at least one of which arbitrators shall have substantial intellectual property experience) in accordance with the then current rules of the American Arbitration Association. Any such arbitration shall be conducted and determined in Philadelphia, Pennsylvania. The decision of the arbitrators shall be binding on the parties. The award rendered by the arbitrators shall be final and judgment may be entered upon it in any court having jurisdiction thereof. The prevailing party shall be entitled as part of the award to all reasonable fees and expenses incurred in connection with the arbitration, including the reasonable fees and expenses of the arbitrators and reasonable attorney's fees. The parties agree that arbitration proceedings must be instituted within one (1) year after knowledge of the occurrence of the breach and that the failure to institute arbitration proceedings within such period shall constitute a waiver of all claims and an absolute bar to institution of any and all proceedings to arbitrate or adjudicate such claims.

IN WITNESS WHEREOF, Schering and Impax have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.



SCHERING CORPORATION                IMPAX LABORATORIES, INC.


By:  Steven Chellevold             By:  Barry R. Edwards
   ------------------------             ----------------------------------------
Name: Steven Chellevold                 Name:  Barry R. Edwards
Title: Senior Vice President -          Title: Co-Chief Executive Officer
          Technical Operations

Date: June 10, 2002                Date: June 18, 2002